EXHIBIT 99.1

NEWS RELEASE

RANGE REPORTS RECORD PRODUCTION

FORT WORTH, TEXAS, JANUARY 19, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that fourth quarter 2004 production volumes rose to 214.8 Mmcfe per day, a 30% increase over the prior-year period. Production for the year averaged 196.0 Mmcfe per day, a 23% increase over 2003, as production rose sequentially in each quarter. Approximately 71% of the Company’s production in the quarter was natural gas.

With the benefit of wells that went on production during the fourth quarter, those expected to go online shortly and the Pine Mountain acquisition that was completed in late December, production is projected to continue to increase sharply in 2005. The Company currently expects first quarter 2005 production to reach 224 to 226 Mmcfe per day, a 27% increase over first quarter 2004 and a 5% increase over the most recent quarter.

The Company also announced that its fourth quarter 2004 oil and gas price realizations (including the impact of hedging) averaged over $4.85 per mcfe. This represents a 20% increase over the prior-year period and a 9% increase over third quarter 2004. Based on current futures prices and the rolling off of lower price hedges, realized prices are anticipated to increase further in 2005. First quarter 2005 price realizations (including the impact of hedging) are currently expected to average $5.00 to $5.10 per mcfe, approximately 25% higher than the prior-year period.

Commenting on the announcement, John H. Pinkerton, Range’s President, said, “Production increased as a result of our successful drilling program and our complementary acquisitions. The recent Pine Mountain acquisition provides a steady stream of low-cost production that will continue for many years. Importantly, production is expected to increase throughout 2005 due to the ongoing exploitation of our large, multi-year drilling inventory. Finally, with increasing production coupled with higher realized prices, we should report record results in 2005 for many of the key aspects of our business.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.

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Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

Except for historical information, statements made in this release, including those relating to expected future production growth and record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

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